UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ORRSTOWN FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2015
Dear Shareholder:
On behalf of the Board of Directors and management of Orrstown Financial Services, Inc. (the “Company”), I cordially invite you to attend our 2015 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania on Tuesday, April 28, 2015, at 9:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. We will also report on our results of operations. Our directors and officers, as well as representatives of Crowe Horwath LLP, our independent registered public accounting firm, will be present to respond to shareholder questions.
You will be asked to: (i) elect the Board’s three nominees for director, (ii) provide a non-binding advisory vote approving the compensation paid to our named executive officers as disclosed in the attached proxy statement; and (iii) ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board of Directors recommends a vote “FOR” the election as directors to Class C of the three nominees listed in the enclosed Proxy Statement; “FOR” approval of the advisory vote on compensation paid to our named executive officers; and “FOR” ratification of the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.
Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. There are a number of ways shareholders can vote. You can vote by returning the enclosed Proxy Card, on line, by phone or you may vote in person at the meeting if you so choose. If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so.

Sincerely,

Thomas R. Quinn, Jr. President and Chief Executive Officer

______________________________________________________________________________________________________________________________________________________________________
 ORRSTOWN FINANCIAL SERVICES, INC.
77 East King Street
Shippensburg, Pennsylvania 17257
______________________________________________________________________________________________________________________________________________________________________
 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2015
______________________________________________________________________________________________________________________________________________________________________

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. (the “Company”) will be held on Tuesday, April 28, 2015, at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, to consider and take action on the following matters:

1.	Elect three (3) directors to Class C for three (3) year terms expiring in 2018;

2.	Approve a non-binding advisory vote regarding the compensation paid to our named executive officers (“Say-On-Pay”);

3.	Ratify the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	Transact such other business as may properly come before the annual meeting.
Your Board of Directors recommends a vote “FOR” the election as directors to Class C of the three nominees listed in the enclosed proxy statement; “FOR” approval of the advisory vote on compensation paid to our named executive officers; and “FOR” ratification of the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.
This Notice of Annual Meeting of Shareholders, the proxy statement and the enclosed proxy card are being mailed on or about March 24, 2015 to shareholders of record at the close of business on March 13, 2015. A copy of the Annual Report on Form 10-K for the year ended December 31, 2014 is also enclosed.

Sincerely,

Dr. Anthony F. Ceddia
Secretary
March 24, 2015

Important Notice Regarding Internet Availability of Proxy Materials
for the Annual Meeting of Shareholders to be
Held on April 28, 2015 at 9:00 a.m.
The Proxy Statement and Annual Report to
Shareholders are available on the Internet at

http://www.edocumentview.com/ORRF

TABLE OF CONTENTS

Annual Meeting Information	1
Who is entitled to vote?	1
On what am I voting?	1
How does the Board of Directors recommend I vote?	1
How do I vote?	1
What is a quorum?	2
How are abstentions and broker non-votes counted?	2
What vote is required to elect directors?	2
What vote is required to approve the other proposals?	2
Who will count the vote?	2
What is the deadline for shareholder proposals for next year’s Annual Meeting?	2
How are proxies being solicited?	2

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 28, 2015	3

Share Ownership of Certain Beneficial Owners	3

Share Ownership of Management	4

Section 16(a) Beneficial Ownership Reporting Compliance	4

Proposal 1 – Election of Directors	5
Nomination of Directors	5
Biographical Summaries of Nominees and Directors	6
Director Independence	7
Shareholder Communications with the Board of Directors	7
Board Structure, Committees And Meeting Attendance	7
Audit Committee Report	9
Compensation Committee Interlocks And Insider Participation	9
Transactions With Related Persons, Promoters And Certain Control Persons	9
Compensation Of Directors	9
2014 Director Compensation Table	10
Information About Executive Officers	11
Compensation Discussion and Analysis	12
Compensation Committee Report	17
Compensation Risk Assessment	17
Executive Compensation Tables	17
2014 Summary Compensation Table	18
2014 All Other Compensation Table	19
2014 Grant Of Plan-Based Awards Table	19
2014 Outstanding Equity Awards At Fiscal Year-End Table	20
2014 Option Exercises And Stock Vested Table	20
2014 Pension Benefits Table	21
Potential Payments Upon Termination Or Change In Control	21

Proposal 2 - Advisory Vote On Compensation Paid To Named Executive Officers (“Say on Pay”)	23
A Non-Binding Advisory Vote To Approve The Compensation Paid To Our Named Executive Officers	23

Proposal 3 – Ratification Of The Audit Committee’s Selection Of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm For The Fiscal Year Ending December 31, 2015	24
Relationship with Independent Registered Public Accounting Firm	25

Annual Report on Form 10-K	25

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ORRSTOWN FINANCIAL SERVICES, INC.
77 East King Street
Shippensburg, Pennsylvania 17257
______________________________________________________________________________________________________________________________________________________________________
PROXY STATEMENT
______________________________________________________________________________________________________________________________________________________________________

Annual Meeting Information
This proxy statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Orrstown Financial Services, Inc. (the “Company”) to be held Tuesday, April 28, 2015, beginning at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournments or postponements of the Annual Meeting. This proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. This proxy statement and the enclosed form of proxy will be mailed to shareholders on or about March 24, 2015.
Who is entitled to vote?
Shareholders owning Company common stock as of the close of business on March 13, 2015 are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Each shareholder has one vote per share on all matters to be voted on. As of March 13, 2015 there were 8,291,683 shares of the Company’s common stock outstanding.
On what am I voting?
You will be asked to:

(i)	elect three (3) directors to Class C for three (3) year terms expiring in 2018;

(ii)	approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement (“Say-On-Pay”); and

(iii)	ratify the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.
The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the Annual Meeting, the proxies will vote according to the directions of the Board of Directors.
How does the Board of Directors recommend I vote?
The Board of Directors recommends that shareholders vote:
(i)    “FOR” the election of each of the three nominees as directors to Class C named in this proxy statement;

(ii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our Named Executive Officers as disclosed in this proxy statement; and

(iii)	“FOR” ratification of the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

How do I vote?
Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote your shares represented by such proxy:

(i)	“FOR” the three persons nominated for election as directors to Class C named in this proxy statement;

(ii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our Named Executive Officers as disclosed in this proxy statement; and

(iii)	“FOR” ratification of the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date or vote in person at the Annual Meeting. Please note that simply attending the Annual Meeting in person without voting will not revoke your proxy.
You are only entitled to vote at the Annual Meeting if our records show that you held shares of the Company’s common stock as of the close of business on March 13, 2015. If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the broker or other intermediary which is the record holder of your shares.
What is a quorum?
A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the Annual Meeting to be held.
How are abstentions and broker non-votes counted?
Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.
A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine,” such as the ratification of the appointment of the Company’s independent registered public accounting firm. On non-routine matters, such as the election of directors and Say-on-Pay, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.
As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to elect directors?
Directors are elected by a plurality of votes. The three nominees for election as directors to Class C receiving the highest number of votes will be elected to the Board of Directors. Votes withheld and broker non-votes will have no effect on the election of directors.
What vote is required to approve the other proposals?
A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve each of the other proposals. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not a proposal is approved.
Who will count the vote?
The Judge of Election appointed by the Board of Directors will count the votes cast in person or by proxy.
What is the deadline for shareholder proposals for next year’s Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s bylaws. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 25, 2015. In addition, in order to be considered for possible action by the shareholders at the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”), proposals not included in the Company’s proxy statement must also be submitted to the Secretary of the Company not later than November 25, 2015. All proposals should be addressed to the Secretary of the Company.
How are proxies being solicited?
In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of common stock held by such persons and will be reimbursed by the Company for their expenses.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Annual Meeting to be held on April 28, 2015
The Notice of Annual Meeting, this proxy statement, the form of proxy and the Company’s Annual Report on Form 10-K are available at:
http://www.edocumentview.com/ORRF

Share Ownership of Certain Beneficial Owners
The Company does not know of any person or group who beneficially owned more than 5% of the Company’s Common Stock on March 13, 2015, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class

Orrstown Bank(1) 77 East King Street Shippensburg, PA 17257	627,548	7.57%

Basswood Capital Management, LLC (2) Matthew Lindenbaum Bennett Lindenbaum 645 Madison Avenue, 10th Floor New York, NY 10022	519,383	6.26%
______________________________________________________________________________________________________________________________________________________________________

(1)
Shares held directly by Orrstown Bank (the “Bank”), or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank shares voting power as to 315,641 of these shares. The Bank has sole voting power as to 3,948 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be the best interest of the respective trust, estate or agency account for which it holds such shares. The Bank does not have the right to vote with respect to the remaining 307,959 shares and disclaims beneficial ownership of such shares. The Bank has investment discretion with respect to 319,589 of the shares and does not have investment discretion with respect to the remaining 307,959 shares.

(2)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2015 by Basswood Capital Management, LLC, Matthew Lindenbaum and Bennett Lindenbaum.

Share Ownership of Management
The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each named executive officer, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 13, 2015, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)	Exercisable Stock Options(1)(2)

David P. Boyle	35,932	0
Anthony F. Ceddia	7,967	2,648
Jeffrey W. Coy	37,485(3)	2,648
Philip E. Fague	30,740	19,860
Mark K. Keller	5,868	349
Andrea Pugh	33,265(4)	2,648
Thomas R. Quinn, Jr.	9,551	6,000
Gregory A. Rosenberry	40,674(5)	2,648
Eric A. Segal	3,000	0
Jeffrey M. Seibert	41,765	0
Glenn W. Snoke	14,093(6)	2,648
Floyd E. Stoner	11,327	0
Benjamin W. Wallace	19,727	0
Joel R. Zullinger	37,771(7)	2,648
Directors, nominees and executive officers as a group (16) persons including those named above)	352,049	42,097
______________________________________________________________________________________________________________________________________________________________________

(1)
On March 13, 2015, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock. On that date, all of the incumbent directors, nominees, and executive officers as a group beneficially owned approximately 352,049 shares or 4.26% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)
The amounts shown reflect the number of shares of Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 13, 2015 through the exercise of stock options granted pursuant to the Company’s stock option plans.

(3)	Includes 6,324 shares held by Mr. Coy’s spouse in her IRA.

(4)	Includes 10,947 shares with joint voting authority for Ms. Pugh’s family members.

(5)	Includes 56 shares Mr. Rosenberry holds as custodian for his son.

(6)	Includes 50 shares held by Mr. Snoke’s spouse as custodian for her son.

(7)	Includes 220 shares held by Mr. Zullinger’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely upon a review of these reports (Forms 3, 4 and 5 and any amendments thereto) furnished to the Company, we believe that during 2014 our directors and executive officers who were subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, complied with all SEC filing requirements applicable to them. As of the date of this proxy statement, to the best of its knowledge, the Company did not have any beneficial owners of more than 10% of its common stock.

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PROPOSAL 1 – ELECTION OF DIRECTORS
______________________________________________________________________________________________________________________________________________________________________
The bylaws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected and qualified. Accordingly, at the Annual Meeting, the shareholders will be asked to elect three directors to Class C to serve until the annual meeting of shareholders in 2018 or until their successors are elected and qualified.
The Board of Directors has nominated the following persons for election as directors to Class C:
Anthony F. Ceddia
Andrea Pugh
Floyd E. Stoner
All three nominees are presently serving as directors of the Company and the Bank.
If you return a properly signed and dated proxy form your shares of Company Common Stock represented by your proxy will be voted FOR the election of the three named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the named nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the named nominees will be unable or unwilling to serve as a director. Each named nominee has expressed a willingness to serve if elected.
The Board of Directors recommends that you vote FOR the election of each of the named nominees as directors to Class C.
Nomination of Directors
In connection with the Annual Meeting, the Nominating and Governance Committee of the Company’s Board of Directors has reviewed the qualifications of and made recommendations regarding potential candidates to be nominated by the Board of Directors for election to the Board. The three nominees named above were recommended by the Nominating and Governance Committee, then submitted to and approved by the Board of Directors as the three nominees for election as directors to Class C.
In addition to meeting the minimum criteria to serve as a director as outlined in the Company’s bylaws, the Nominating and Governance Committee has considered a variety of factors including each candidate’s integrity, independence, qualifications, skills, experience (including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors), compatibility with other members of the Board of Directors, the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors as it has deemed to be in the best interest of the Company, the Bank and the Company’s shareholders, which factors may change from time to time.
The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other qualified individuals within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws. The criteria for consideration of board candidates nominated by the Company’s shareholders, if nominated in a timely manner, is the same as for other board nominees.

Director Eligibility Requirements. The Company’s bylaws provide for certain director eligibility requirements for a nominee to be eligible to become a member of the Board. All directors must hold at least 3,500 shares of the Company’s common stock. Directors will have one year from the date they join the Board to meet this requirement. On March 12, 2015, the Board of Directors approved a recommendation from the Nominating and Governance Committee to give Mr. Segal a six month extension to meet this requirement. In granting the extension, the Nominating and Corporate Governance Committee noted the prohibitions under Company policies and SEC regulations which limited all directors, including Mr. Segal, in buying or selling Company stock during the relevant period of time. In addition, no one may be nominated to serve as a director of the Company that: (a) is under indictment or has been convicted of a crime involving a breach of trust with a penalty of imprisonment for more than one year; (b) has been issued within the past 10 years a non-appealable cease and desist order by a federal or state bank regulatory agency related to conduct involving dishonesty or breach of trust; (c) has been found guilty in a final decision, either by any federal or state regulatory agency of: (i) committing a willful violation of any law governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency, or (ii) breaching a fiduciary duty involving personal profit; or (d) has been nominated by someone who is ineligible to serve as a director of the Company under requirements (a)-

(c) listed above. In addition, the age of members of the Board is limited to 75 years, provided that any director who reaches such age during his or her term of office may continue to serve on the Board until the expiration of their term.
No recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this proxy statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.
Any future nominations should be submitted in writing addressed to Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, Attn: Nominating and Governance Committee.
Shareholder nominations in accordance with the procedures set forth in the Company’s bylaws must be submitted not less than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders of the corporation, and must include a statement setting forth the background, education and business experience of the nominee.
A copy of the Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com.
Biographical Summaries of Nominees and Directors
The Board of Directors believes that each of the nominees and directors possesses such professional experience, recognized achievement in his or her respective field, involvement in the communities served by the Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director. Information about the nominees for election as directors to Class C at the Annual Meeting and information about the directors in Class A and Class B demonstrating these characteristics is set forth below.
Nominees for Director:
CLASS C DIRECTORS –TERM EXPIRES IN 2015
Anthony F. Ceddia – 71, is Secretary of the Boards of Directors of the Company and the Bank. Dr. Ceddia has been a member of the Boards of Directors of the Company and of the Bank since 1996. Dr. Ceddia is President Emeritus of Shippensburg University, where he was President from 1981 to 2005. Since his retirement as President of Shippensburg University, Dr. Ceddia has been a Visiting Professor at various institutions. Dr. Ceddia also acts as a leadership and management consultant. The Board of Directors values Dr. Ceddia’s executive level experience, perspective and leadership skills.
Andrea Pugh – 62, has been a member of the Boards of Directors of the Company and of the Bank since 1996. She is President and sole member of PharmCare Consultants LLC, a pharmacy consulting business. The Board of Directors values Ms. Pugh’s knowledge, experience and perspective as a woman who is an entrepreneur and small business owner and the insight it provides her into the financial services needs of and business issues facing many of the Bank’s small business customers, including those that are owned and operated by women.
Floyd E. Stoner – 66, has been a member of the Board of Directors of the Company and of the Bank since his nomination at the 2012 Annual Meeting of Shareholders. Mr. Stoner was the Executive Vice President for Congressional Relations and Public Policy at the American Bankers Association (“ABA”) until his retirement in December 2011 and has over 26 years of experience as a lobbyist for the ABA. As the ABA’s chief lobbyist, he has been involved at the highest levels in all of the banking policy debates of recent years and he has a nearly unparalleled perspective on the issues facing the banking industry today. Beginning in January 2012, Mr. Stoner also serves as a Senior Advisor – Consultant with Alliance Partners.
Continuing Directors:
CLASS B DIRECTORS – CURRENT TERM EXPIRES IN 2016
Mark K. Keller – 61, was appointed to the Company’s Board of Directors in 2009 and to the Bank’s Board of Directors in 2008. Mr. Keller has served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, since 2004. The Board of Directors values Mr. Keller’s knowledge of the Bank’s market area attained through his representation of that area in the General Assembly.
Thomas R. Quinn, Jr. – 55, was appointed as President and Chief Executive Officer and a director of the Company and of the Bank in May 2009 immediately following the 2009 Annual Meeting of Shareholders. Mr. Quinn joined the Bank in March 2009 as President-elect and served in that capacity until he was appointed President and Chief Executive Officer. The Pennsylvania Banking Code requires that a bank president be a member of the bank’s board of directors. The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors of the Company and the Bank so that the President may interact on a peer to peer basis with his fellow directors. In addition, the Board of Directors believes that the knowledge, experience and perspective Mr. Quinn possesses as a result of his service as a senior executive with Fifth Third Bancorp and Citigroup have been and will continue to be valuable to the Company as it continues its transition from a smaller community banking institution to a multi-billion dollar regional institution.

Gregory A. Rosenberry – 60, has been a member of the Boards of Directors of the Company and of the Bank since 1997. He is President and General Partner of Rosenberry Family Limited Partnership, a timber harvesting and wholesale, real estate and securities investment business, President and owner of Tri-Valley Forestry, Inc. and a director, Secretary and shareholder of Rosenberry Brothers Lumber, Inc. The Board of Directors values Mr. Rosenberry’s knowledge, experience and perspective as an entrepreneur and small business owner and the insight it provides him into the financial services needs of and business issues facing many of the Bank’s small business customers.
Glenn W. Snoke – 66, has been a member of the Boards of Directors of the Company and of the Bank since 1999. Mr. Snoke is President of Snoke’s Excavating & Paving, Inc. The Board of Directors values Mr. Snoke’s knowledge, experience and perspective as an entrepreneur and owner of a small business involved in the construction industry and the insight it provides him into the financial services needs and business issues facing many of the Bank’s construction industry customers.
CLASS A DIRECTORS – TERM EXPIRES IN 2017
Jeffrey W. Coy – 63, is Vice Chairman of the Boards of Directors of the Company and of the Bank. Mr. Coy has served as a director since 1984. From 2005 to February 2011, Mr. Coy served as a Commissioner on the Pennsylvania Gaming Control Board. From 1983 through 2004, Mr. Coy served as a Representative to the Pennsylvania General Assembly, representing the 89th Legislative District. The Board of Directors values the knowledge, experience and perspective Mr. Coy has attained through his long tenure as a director of the Company and the Bank and the substantial knowledge of the Bank’s Franklin and Cumberland Counties, Pennsylvania market areas he attained through his representation of those areas in the General Assembly.

Eric A. Segal – 57, was appointed to the Boards of Directors of both the Company and the Bank in 2013. Since 2008, Mr. Segal has been Managing Director, and head of the Banking and Financial Institutions Group at CFO Consulting Partners LLC in Princeton, New Jersey. The Board of Directors values Mr. Segal’s strong financial acumen and the knowledge and experience he has gained through his consulting experience in many banking organizations in the Mid-Atlantic region.
Joel R. Zullinger – 66, is Chairman of the Boards of Directors of the Company and of the Bank. Mr. Zullinger has served as a director since 1981. Mr. Zullinger is an attorney at law with Zullinger Davis, P.C., in Chambersburg, Pennsylvania. The Board of Directors values the knowledge, experience and perspective Mr. Zullinger has attained through his long tenure as a director of the Company and the Bank. The Board of Directors also values the leadership and communication skills manifested by Mr. Zullinger’s service as Chairman.
Director Independence
The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the NASDAQ Stock Market and has determined that each director is independent under this rule, other than Mr. Quinn due to his position as President and CEO of the Company. Under NASDAQ rules, employees of the Company are deemed not to be independent. In making this determination on the remaining directors, the Board of Directors was aware of and considered the loan and deposit relationships and other transactions with directors and their related interests, which the Company or the Bank enters into in the ordinary course of business. Except as noted above and for loans, deposits, fiduciary and other similar relationships with the Company or the Bank, no director or any of his or her related interests has engaged in any transaction or series of transactions, or is involved in any relationships, as a result of which the director would not be independent under the rules of the NASDAQ Stock Market.
Shareholder Communications with the Board of Directors
The Company has a formal process by which shareholders may send communications to the Board of Directors. Our policy is to recommend that all correspondence from shareholders be addressed to the Chief Executive Officer of the Company, who shares such correspondence with the Board of Directors. As a matter of practice, shareholder communications received by the Chief Executive Officer are included under the topic “Correspondence” with the Board of Directors’ meeting materials routinely furnished by management to directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, at his discretion, to require immediate attention, also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.

Board Structure, Committees and Meeting Attendance
During 2014, the Board of Directors of the Company met 15 times and the Board of Directors of the Bank met 15 times. The Board of Directors of the Company has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. During 2014, all of the directors of the Company attended at least 75% of all meetings of the respective Boards and Committees on which they served. It is Company policy that all directors will attend the Annual Meeting. All of the Company’s directors attended the Annual Meeting of Shareholders in 2014.
With the exception of Mr. Quinn, all of the directors of the Company and the Bank are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Leadership of the Boards of Directors of the Company and the Bank is entrusted to an independent Chairman and an independent Vice Chairman. The Vice Chairman also serves as Chair of the Executive Committee. The Boards of

Directors believe that this independent leadership structure helps to provide an appropriate check and balance on the influence of the executive management team generally and the President and Chief Executive Officer more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors and Executive Committee. In addition, the directors have two regularly scheduled meetings each year in which they meet in executive session without Mr. Quinn being present. The directors also may meet in executive session at additional times as necessary.
Compensation Committee.    The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company’s Chief Executive Officer and other executive officers and of the Board of Directors. The Compensation Committee Charter is posted on the Company’s website at www.orrstown.com.

The Compensation Committee Charter provides that the Compensation Committee is to be composed of three or more members, each of whom is to be “independent” as defined in NASDAQ Rule 5605(a)(2), an “outside director” within the meaning of Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The members of the Compensation Committee are to be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee.
The members of the Compensation Committee during fiscal 2014 were Jeffrey W. Coy, Chair, Floyd E. Stoner and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, and an outside director and a non-employee director. Each of these members currently serves on the Compensation Committee.
The Compensation Committee Charter provides that the Compensation Committee is to meet at least two times each year and at such other times as it deems necessary to fulfill its responsibilities. The Compensation Committee met four times during 2014.
Nominating and Governance Committee.    The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors. It reviews the qualifications of and recommends to the Board of Directors proposed nominees for election to the Board. As discussed above, it also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process.
The Nominating and Governance Committee reviews its Charter annually and recommends proposed changes for Board approval. The members of the Nominating and Governance Committee are Glenn W. Snoke, Chair, Jeffrey W. Coy, Mark K. Keller and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, and an outside director and a non-employee director. The Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com. The Nominating and Governance Committee met one time in 2014.
Audit Committee.    The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and management’s implementation of a system of controls designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements and maintain compliance with the Company’s ethical standards, policies, plans and procedures, and with laws and regulations. The Audit Committee Charter is posted on the Company’s website at www.orrstown.com.
The Audit Committee Charter provides that the Audit Committee is to be composed of not less than three members, each of whom is to be “independent” as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(1); has not participated in the preparation of the Company’s financial statements at any time during the past three years; and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Audit Committee is to have had past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules.
The members of the Audit Committee are Dr. Anthony F. Ceddia, Chair, Mark K. Keller, Andrea Pugh and Floyd E. Stoner each of whom the Board of Directors has determined to be independent.

In addition, the Board of Directors, has determined that Dr. Ceddia has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert. Dr. Ceddia has experience as president of a large organization where the finance and accounting functions reported directly to him. Dr. Ceddia has had ultimate responsibility for overseeing and assessing the performance of the respective organizations in the preparation of their respective financial statements which, together with his tenure as a member of the Audit Committee, has provided him with an understanding of, and familiarity with Generally Accepted Accounting Principles and internal controls over financial reporting.
The Audit Committee Charter provides that the Audit Committee is to meet at least four times each year. The Audit Committee met 18 times during 2014.

Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2014. The Audit Committee also has discussed with Crowe Horwath LLP, the matters required to be discussed under Public Company Accounting Oversight Board standards governing communications with audit committees, Auditing Standard No. 16 (AS16), Communications with Audit Committees; received from Crowe Horwath LLP, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath LLP’s communications with the Audit Committee concerning independence and has discussed with Crowe Horwath LLP, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Crowe Horwath LLP of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.
Submitted by the Audit Committee:
Dr. Anthony F. Ceddia, Chair
Mark K. Keller
Andrea Pugh
Floyd E. Stoner
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.
Compensation Committee Interlocks and Insider Participation
As noted previously, the members of the Compensation Committee during fiscal 2014 were Jeffrey W. Coy, Chair, Floyd E. Stoner and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. There are no interlocking relationships, as defined by SEC regulations under the Securities Exchange Act of 1934, as amended, involving members of the Compensation Committee or the overall Board of Directors of the Company.
 Transactions with Related Persons, Promoters and Certain Control Persons
During 2014, some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.
Any business dealing, including extensions of credit, between the Company or the Bank and a director of the Company or the Bank, or with any entity controlled by such a director, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders. No transactions or series of related transactions, other than outstanding extensions of credit exceeded $120,000 during 2014.
Extensions of credit by the Bank to a director of the Company or of the Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, the Company requires prior approval of all such extensions of credit.

Compensation of Directors
The following table sets forth compensation received by directors of the Company in 2014, other than Thomas R. Quinn, Jr., President and Chief Executive Officer. Mr. Quinn does not receive compensation in his capacity as a director.

2014 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)

Anthony F. Ceddia	$59,000	$0	$0	$0	$7,197	$0	$66,197

Jeffrey W. Coy	61,000	0	0	0	18,546	0	79,546

Mark K. Keller	50,000	0	0	0	31,823	0	81,823

Andrea Pugh	50,000	0	0	0	17,008	0	67,008

Gregory A. Rosenberry	50,000	0	0	0	14,856	0	64,856

Eric A. Segal	50,000	0	0	0	0	0	50,000

Glenn W. Snoke	50,000	0	0	0	10,448	0	60,448

Floyd E. Stoner	50,000	0	0	0	0	0	50,000

Joel R. Zullinger	63,000	0	0	0	23,057	0	86,057
______________________________________________________________________________________________________________________________________________________________________

(1)
For each director, the aggregate number of shares underlying unexercised but exercisable option awards at December 31, 2014 was: Dr. Ceddia – 2,648; Mr. Coy – 2,648; Mr. Keller – 349; Ms. Pugh – 2,648; Mr. Rosenberry – 2,648; Mr. Snoke – 2,648; and Mr. Zullinger – 2,648. Mr. Stoner and Mr. Segal have not received option awards from the Company.

(2)
Represents the aggregate increase in the present value of the directors’ accumulated benefit under defined benefit and supplemental plans for the year ended December 31, 2014. This includes both the director’s retirement and “brick” plans.

Directors’ Fees.    During 2014, each director of the Company and the Bank was paid an annual fee of $50,000. Fees are paid quarterly on the first business day of the months of January, April, July and October. In addition, Board officers were paid a stipend as follows: Chairman, $13,000; Vice Chairman, $11,000; and Secretary, $9,000.
Deferred Compensation Plan.    In 1995, the Company and the Bank established a non-qualified deferred compensation plan for directors and executive officers. Participation in the plan is voluntary. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation. Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later. Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later. Payments may be made in equal monthly or annual installments over not more than ten years. Immediate distributions may be made in the event the Company would experience a hostile takeover, an acquiring bank or bank holding company would fail to approve the plan, or the Bank, or any acquiring bank or bank holding company, would experience bankruptcy. If a participant would die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment. The amounts deferred are invested in a rabbi trust with the trust department of the Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by the Bank’s Trust Investment Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or the Bank. In 2014, Mr. Zullinger deferred $15,000 and Mr. Snoke deferred $10,000.
Directors Retirement Plan.    The Bank has entered into director retirement agreements with Ms. Pugh and Messrs. Ceddia, Coy, Keller, Rosenberry, Snoke, and Zullinger. Each director retirement agreement provides the respective director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the director’s termination of service after having reached the normal retirement age of 65. Generally, the amount of a director’s annual normal retirement benefit is intended to approximate the amount of his or her directors’ fees during the year in which he or she became a party to a director retirement agreement, projected to the normal retirement age of 65 based upon annual increases of four percent. For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by four percent.
A director will forfeit his or her benefits under his or her director retirement agreement if the Bank terminates his or her service for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the director’s service resulting in an adverse effect on the Bank or if the director, after termination of service (other than following a change in control of the Bank), competes with the Bank within a 50 mile radius of its main office in Shippensburg, Pennsylvania. The Bank also would not be obligated to pay any benefit under a director retirement agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
If a director is in active service of the Bank at the time of a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, the director will be entitled to begin receiving his or her normal retirement benefit following the later of the director’s termination of service or attaining normal retirement age. The director retirement agreement provides for an early termination benefit in a specified amount in the event of an early termination of service before normal retirement age, a disability benefit in the event of an early termination of service due to disability and a death benefit.

The amount of the increase in 2014 in the net present value of the accrued benefit under the directors retirement agreement is reported in the 2014 Director Compensation Table for each participating director in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
Brick Plan.    Mr. Zullinger and three of the Bank’s former Directors participate in so-called “brick plans” that provide the director or his or her beneficiaries with a monthly cash benefit for a period of 10 years beginning at age 65. The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan from 2013 is reported in the 2014 Director Compensation Table above in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. Under the brick plan, Mr. Zullinger’s annual benefit at age 65, which is fully vested, would be $21,804. Mr. Zullinger’s total accrued benefit at December 31, 2014 was $124,799.
Information About Executive Officers
In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and of the Bank, who also serves as a director of the Company and of the Bank, the other named executive officers of the Company and the Bank are:
David P. Boyle – 51, has been Executive Vice President and Chief Financial Officer of the Company and the Bank since August 2012. From July 2010 to August 2012, he served as Executive Vice President, Chief Performance Officer of PNC Financial Services, Inc. (PNC Bank). From January 2007 to July 2010, Mr. Boyle was Regional President at PNC Bank, Michigan and its predecessor, National City Bank, Michigan.
Philip E. Fague – 55, is Executive Vice President and Assistant Secretary of the Company and of the Bank. From June 2011 to August 2012, he served as Senior Executive Vice President of the Company. From 1997 to June 2011, he served as Executive Vice President of the Bank. Since September 2009 Mr. Fague has served as Mortgage and Consumer Business officer of the Bank, and since August 2012 he has served as an executive overseeing the trust department.
Jeffrey M. Seibert – 55, has been Executive Vice President and Chief Operating Officer of the Company and the Bank since August 2012. From December 2010 to August 2012, Mr. Seibert was not employed in accordance with a previous employment contract. From May 2009 to December 2010, he was President of the Pennsylvania Division of Susquehanna Bank.
Benjamin W. Wallace – 32, has been Executive Vice President, Operations and Technology of the Company and the Bank since February 2013. From January 2007 to February 2013, Mr. Wallace was employed as an Executive Director of Consumer Technologies at JPMorgan Chase & Co. Mr. Wallace is a member of the Pennsylvania Bar.

Robert G. Coradi – 53, has been Executive Vice President, Chief Risk and Credit Officer of the Company and the Bank since April 2014.  From October 2012 to April 2014, he served as Sr. Vice President, Chief Credit Officer of the Bank.  From January 2012 to October 2012, Mr. Coradi served in the capacity as Commercial Executive in the Pennsylvania Division of Susquehanna Bank.  From September 2008 to January 2012, he served as a Commercial Sales Manager in the Pennsylvania Division of Susquehanna Bank.

Douglas P. Barton, CPA – 50, has been Senior Vice President and Chief Accounting Officer of the Bank since September 2010, and of the Company since April 2014.  From January 1, 2009 to September 2010, Mr. Barton was a partner in the independent registered public accounting firm ParenteBeard LLC, and its predecessor, Beard Miller Company LLP.

Compensation Discussion and Analysis
Executive Compensation Philosophy and Principles
The Company’s compensation and benefits programs and policies are, for the long term, intended to provide fair, reasonable and competitive levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. This philosophy had been adjusted in 2011-2013, whereby no raises, cash bonuses or incentive equity awards had been granted. In 2014, with improvement in the operating performance and risk profile of the Company, the committee has begun to adjust the philosophy as follows:
A well designed compensation program provides incentives to achieve desired results, helps retain and attract talent, and discourages excessive risk-taking. This section describes how we view compensation going forward and why we make the decisions that we do. The committee believes that successful application of the guiding principles, outlined below, requires program design that balances risk and reward. The committee believes that judgment, flexibility and discretion are critical to its ability to deliver effective incentive compensation that focuses on both current period performance results and long-term value creation for the shareholders. The guiding principles are as follows:
Compensation Principles:
____________________________________________________________________________________________________________________________________________________________________________________________________

1.	Pay for performance;

2.	Align executive compensation with the long-term interests of our shareholders;

3.	Encourage focus on the long-term success of Orrstown Financial Services and discourage excessive risk-taking; and

4.	Provide competitive compensation opportunities to attract, retain and motivate executives

Shareholder Advisory Votes on Compensation.    At the 2014 Annual Meeting of Shareholders, the Company’s shareholders approved an advisory vote on its executive compensation policies and practices as disclosed in the Compensation Discussion and Analysis and the proxy statement by more than 83% of the shares voting on the matter.  At the 2011 Annual Meeting of Shareholders, a majority of the shareholders approved an advisory vote recommending that such advisory vote be taken annually. The Company continues to follow this advisory vote on the annual frequency of such shareholder advisory votes.
The Executive Incentive Plan has historically been based directly on Company performance metrics including net income, return on assets and return on equity and select asset quality ratios. It is the intention of the Compensation Committee to insure that the plan does not encourage executive management to take excessive risk in the future. Additionally, if the Committee deems that management did expose the Bank to excessive risks, there is appropriate claw-back language in the incentive compensation plan guidelines to address the situation in subsequent years.
Compensation Structure.    We compensate our executive officers through a combination of base salary, annual cash incentives, equity based compensation, and other benefits. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities.
As further detailed below, the incentive compensation program is structured to align our executives’ bonus opportunities with the financial performance of the Bank, as well as to reflect individual contribution and success. In addition to cash, a portion of the executives’ earned bonus will be paid in restricted stock, further aligning management with the interests of the shareholders.
Health and welfare benefit programs are provided to executive officers on the same terms and conditions as all other employees and are intended to be competitive within the industry and the local market area.
Process for Determining Executive Compensation.    The Compensation Committee and management participate in the determination of executive compensation programs and practices. Generally, the Compensation Committee is responsible for carrying out the responsibilities of its charter, including (but not limited to) establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Compensation Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.
Management’s role in determining executive compensation programs and practices consists of developing proposals regarding program design and administration for the Compensation Committee’s review and approval. Management also is responsible for making compensation recommendations each year, typically in the form of salary adjustments, short-term incentive targets and awards, and long-

term incentive grants. The Compensation Committee, comprised entirely of independent directors, makes and approves recommendations regarding the compensation of Mr. Quinn, our President and CEO.
     Disclosure of Role of Compensation Consultants and potential conflicts of interest assessment.    From time to time, the Compensation Committee also uses outside compensation consultants. A compensation consultant generally reviews, analyzes and provides advice about the Company’s executive compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies along with information and advice on competitive compensation practices and trends, and specific views on the Company’s compensation programs. In connection with an update to the Company’s overall guidelines related to executive compensation (collectively, the “Executive Incentive Guidelines”) for fiscal 2014, the Compensation Committee engaged the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to review and comment on its proposed guidelines. Prior to engaging this consultant, the Compensation Committee considered the independence of Pearl Meyer in light of NASDAQ listing standards related to the Compensation Committee. The Compensation Committee also requested and received a letter from Pearl Meyer addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest.
Benchmarking of Compensation Levels.    In making compensation decisions, the Compensation Committee reviewed market data related to base salary, annual bonus and total compensation. While consideration is given to banks in the Mid-Atlantic region with assets between $1-3 billion, we also continue to monitor a peer group of 13 banks which met the following basic criteria:

•	Assets of approximately 0.5x – 2.0x that of the Company (which had approximately $1.18 billion in assets as of December 31, 2014);

•	Commercial banks;

•	Domiciled in the Mid-Atlantic region of the United States; and

•	Similar business models to include commercial bank focus, or significant wealth and/or mortgage businesses
These criteria, further refined to reduce the number of comparators, resulted in the following peer group in fiscal 2014:

Metro Bancorp, Inc.;	Citizens & Northern Corporation;
Financial Institutions, Inc.;	CNB Financial Corporation;
Univest Corporation of Pennsylvania;	Bryn Mawr Bank Corporation;
Cardinal Financial Corporation;	Chemung Financial Corp;
Eagle Bancorp, Inc.;	City Holdings Company; and
Arrow Financial Corporation;	Shore Bancshares, Inc.
Peapack-Gladstone Financial Corporation;

The Company reviews the data from this peer group and industry surveys. The Company does not use a formulaic approach to benchmarking compensation for individual job positions. The Compensation Committee also considers data related to three year average total compensation for executive officer positions as that is a metric available through SNL Financial for banks, in the Mid-Atlantic region, with assets between $1 and $3 billion.
2014 Compensation Decisions.    The Compensation Committee met four times in 2014. On December 17, 2014 the Committee again recognized management’s efforts to improve the net income, return on assets and return on equity and asset quality metrics for the Company. The Committee accepted Mr. Quinn’s recommendation that the timing of salary increases be aligned with the rest of the employee base in May. The Committee reviewed the projected performance awards under the executive incentive compensation plan, and discussed potential discretionary awards.
Base Salary.    Historically, base salaries for executive officers have been determined based upon a comparison of the Company to competitive market data, as well as individual performance and contributions. However, base salaries to existing Named Executive Officers who have continued in their original positions had been frozen from 2011-2014. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is a contributing factor. Following consideration of the information obtained and reviewed the members of the Compensation Committee recommended and the Bank’s independent directors approved, at its January 2015 meeting, moving base salary adjustment decisions to May 1 to align with the remaining employee population of the company.

Incentive Compensation Plan:    In 2013, the Compensation Committee approved changes to the Executive Incentive Guidelines, which were intended to reflect changes in market practice, plan design and internal considerations regarding incentive compensation at the Company. The program was structured to provide cash bonuses based on a combination of company performance and individual contributions. For 2014, it was decided that Company performance would be defined as performance versus budget and return on equity compared to cost of capital, including the following measures and attributes:

•	Return on equity (ROE) compared to the Company’s cost of capital;

•	Performance to Budget Target;

•	Claw-back provisions and;

•	Multi-year payouts.
This set of measures was chosen to effectively balance incentivizing management on core operating measures, linking annual incentives to measures that in the aggregate create shareholder value, and taking into account risk. The 2014 plan calls for the following payment structure:

•	40% of earned incentive paid in year 1;

•	25% of earned incentive paid in year 2 (subject to claw-back);

•	35% of earned incentive paid in restricted stock with 3 year cliff vesting (subject to claw-back).
The results for 2014 used as inputs to determine incentive payouts were adjusted downward at the discretion of the Compensation Committee to EXCLUDE the following: the reversal of the deferred tax asset valuation allowance; the impact of negative provision for loan losses; and securities gains/losses, all of which, if included, would have produced higher incentive payouts.
The target payout under the 2014 Incentive Compensation Plan was 50% of the executive’s base salary. This payout would be scaled (adjusted) upward or downward depending upon the performance of the Company as it relates to the metrics evaluated. The metrics included budgeted earnings and return on equity, which were equally weighted at 50%. The following table represents the target net income and target return on equity as approved by the Compensation Committee and the performance (adjusted for negative provision, securities gains and recapture of the valuation allowance on its net deferred tax assets) relative to the targets and outlines the corresponding payout as a percentage of base salary:
Performance targets set by Compensation Committee:

	Net Income	Payout % of Base Salary	ROE	Payout % of Base Salary

	$12,300,000	150%	12.17%	150%
	11,480,000	140%	11.42%	140%
	10,660,000	130%	10.67%	130%
	9,840,000	120%	9.92%	120%
	9,020,000	110%	9.17%	110%
Target	8,200,000	100%	8.42%	100%
	7,790,000	95%	8.17%	90%
	7,380,000	90%	7.92%	80%
	6,970,000	85%	7.67%	70%
	6,560,000	80%	7.42%	60%
	6,150,000	75%	7.17%	50%

Company performance relative to targets and payout calculations:

Performance					Payout %	Payout %
Measure	Target	Actual *	% of Target	Weight	of Target	of Base Salary

Net Income	$8,200,000	$7,398,807	90.23%	50%	45.1%	22.6%

Return on Equity	8.42%	7.27%	54.03%	50%	27.0%	13.5%

			Total	100%	72.1%	36.1%
*Actual results adjusted to exclude negative provision, securities gains and recapture of deferred tax asset valuation allowance.
Calculated payouts according to incentive plan:

Name	Cash Year 1 [Payable in 2015]	Cash year 2 [Payable in 2016]	Restricted Stock	Total	Base Salary	Incentive as % of Base

Thomas R. Quinn, Jr.	$59,727	$37,330	$52,262	$149,319	$414,027	36.1%
David P. Boyle	41,114	25,696	35,975	102,785	285,000	36.1%
Jeffrey M. Seibert	41,114	25,696	35,975	102,785	285,000	36.1%
Philip E. Fague	30,207	18,879	26,431	75,517	209,391	36.1%
Benjamin W. Wallace	31,016	19,385	27,139	77,540	215,000	36.1%
Discretionary Cash Bonus. In 2014, the Compensation Committee approved discretionary cash bonuses to the named executive officers to be paid in 2015. This was done in recognition of the efforts over the past several years to improve overall asset quality, restoration of sustained earnings and work through the regulatory issues and remove the Company from the regulatory orders by the State of Pennsylvania. The discretionary bonuses are subject to payment in full at the time of award. The discretionary bonuses were as follows:

Name	Amount

Thomas R. Quinn, Jr.	$50,000
David P. Boyle	34,000
Jeffrey M. Seibert	34,000
Philip E. Fague	25,000
Benjamin W. Wallace	25,000
Long-term Incentives.    In 2011, the Board of Directors of the Company unanimously approved and adopted the Orrstown Financial Services, Inc. Stock Incentive Plan of 2011 (the “Stock Incentive Plan”). The Stock Incentive Plan was approved by the shareholders at the 2011 Annual Meeting. The purpose of this plan is to promote the long term success of the Company and the creation of shareholder value by:

ó	providing additional incentives to those officers and key employees who are in a position to contribute to the long term growth and profitability of the Company;

ó	assisting the Company to attract, retain and motivate key personnel with experience and ability; and

ó	linking employees receiving stock options directly to shareholder interests through increased stock ownership.

The Compensation Committee, on behalf of the Board of Directors, has been administering the Stock Incentive Plan, and determines the number of shares to be granted, as well as the relevant terms and conditions of each grant. Historically, the Company has granted stock options, all of which are exercisable at an option price equal to the “fair market value” of the Company’s common stock on the date of grant of the option, defined as the closing price for shares of Company common stock reported on the NASDAQ Stock Market on such date. It is anticipated that going forward, the Company will make use of additional equity instruments covered under the Stock Incentive Plan, including restricted stock. Grants to officers of the Company and other key employees are based on criteria established by the Compensation Committee including past performance, job duties, scope and responsibilities and contributions to overall Company performance.

The Compensation Committee has discretion over the number of shares or shares covered by option grants awarded at any given time, subject to the conditions and restrictions of the Stock Incentive Plan. See the table below titled “2014 Grant of Plan-Based Awards Table” for restricted stock grants made in 2014.
401(k) Plan.    The Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50 percent of employee contributions under the plan up to three percent of an employee’s annual compensation.
Deferred Compensation and Supplemental Benefit Programs.    The Bank has established salary continuation plans and group term replacement plans for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Compensation Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

The Bank has established salary continuation plans for certain of its executive officers including Messrs. Quinn and Fague, in order to provide them with supplemental retirement income (the “Salary Continuation Agreements). The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.
The Bank also has established an officer group term replacement plan (split dollar plan) for the benefit of Messrs. Quinn and Fague. This plan provides participating officers with a life insurance benefit equal to two times current salary with no cap. Under the plan the officer receives the same coverage as he currently receives under the Bank’s group term plan but at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (but not exceed the net coverage purchased).
As noted above in connection with director compensation, the Company also has established a non-qualified deferred compensation plan for directors and executive officers, but no executive officer made any deferrals pursuant to that plan in 2014.
Executive Employment Agreements.    In August 2011, the Company extended an executive employment agreement with Mr. Quinn which continues until August 25, 2015. The minimum annual base salary is $414,000. During the term of the agreement, the Company will cause Mr. Quinn to be elected to the Board of Directors of the Bank and to nominate him to serve as a director of the Company. During the period of employment and for one year thereafter, Mr. Quinn agrees not to directly or indirectly engage in business competition with the Company or the Bank with respect to its services, products, processes, customers, methods of doing business and similar matters within an eighty mile radius of Shippensburg, Pennsylvania. In addition, during this period, Mr. Quinn will not solicit or attempt to solicit, divert or appeal to any employees, customers, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.
Change in Control Benefits.    The Company and the Bank entered into a Change in Control Agreements with Mr. Quinn in March 2009 and Mr. Fague in May 2008. The purpose of the Change in Control Agreement is to promote the interests of the Company and the Bank by mitigating the concerns for job security, authority or compensation in connection with a change in control of the Company or the Bank, such that the business and strategic decisions Mr. Quinn and Mr. Fague may make on behalf of the Company and the Bank may be made independently of such concerns. The Compensation Committee believes that providing change in control benefits is competitive with the practices of its peers. The key terms and conditions of the change in control arrangements are described below under “Potential Payments Upon Termination or Change in Control.”
Risk Management.    We believe that the Company’s compensation programs and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Annual incentive compensation is wholly subject to the discretion of the Compensation Committee and the independent directors. Similarly, not only is long-term incentive compensation in the forms of restricted stock and stock options also subject to Compensation Committee and independent director discretion, it also reflects a modest portion of total compensation at lesser levels than among the Company’s peers. With respect to those employees whose compensation may involve a variable component such as loan originators and investment counselors who are paid, in significant part, based upon production, we believe the aggregate absolute amount of such compensation is not material to the Company and that the Company’s internal controls further mitigate the risks that otherwise might be incurred as a result of such activities and compensation practices.
Tax and Accounting Considerations.    The Company takes into account the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation. All of the compensation the Company paid in 2014 to the Named Executive Officers is expected to be deductible under Section 162(m) of the Internal Revenue Code. Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations. Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals. The Compensation Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.
Upon a change in control of the Company, some portion of the severance payments may exceed the deductible limitations under Section 280G of the Internal Revenue Code. Although the Compensation Committee does not anticipate that any such non-deductible payments, if applicable, will constitute a material portion of the total shareholder consideration that might be paid in connection with such a change in control transaction, it believes that it is necessary for the Company to have flexibility in designing its compensation programs to meet necessary business objectives and pay strategies.
Under the newly adopted executive incentive compensation program effective for 2014, there are in place forfeiture and or claw-back provisions for the recoupment of incentive compensation in the event of excessive risk impacting financial performance and restatement or adjustment of the performance measures in the future after incentive awards have been made. The Company did not utilize provisions for recoupment of incentive compensation for 2014 due to restatement or adjustment of the performance measures. The Company does not currently maintain stock ownership guidelines or equity incentive retention guidelines for its Named Executive Officers (unless they also serve on the Board of Directors), but generally such officers hold personal investments in the Company’s stock. The Company does not have any policies regarding hedging strategies applicable to the Named Executive Officers or directors and their personal investments in Company stock.
Compensation Committee Report
We, the members of the Compensation Committee of the Board of Directors of Orrstown Financial Services, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
Submitted by the Compensation Committee
Jeffrey W. Coy, Chair
Floyd E. Stoner
Joel R. Zullinger
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.
Compensation Risk Assessment
The Company periodically conducts a Compensation Risk Self-Assessment. The latest Compensation Risk Self-Assessment, which was conducted in fiscal 2014, concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Executive Compensation Tables
The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2014 for services rendered in all capacities by our principal executive officer and principal financial officer during fiscal 2014, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officers). References throughout this proxy statement to our “Named Executive Officers” or “Named Executives” refer to each of the individuals named in the table below.

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Thomas R. Quinn, Jr.	2014	$414,027	$147,057(1)	$0	$0	$0	$221,566	$28,623	$811,273
President & Chief	2013	414,027	0	0	0	0	215,035	21,873	650,935
Executive Officer	2012	414,027	0	0	0	0	202,543	25,860	642,430

David P. Boyle	2014	285,000	100,810	235,350	0	0	0	37,206	658,366
Executive Vice President	2013	285,000	0	25,500	0	0	0	6,229	316,729
& Chief Financial Officer	2012(5)	85,500	30,000					14,764	130,264

Jeffrey M. Seibert	2014	285,000	100,810	235,350	0	0	0	19,087	640,247
Executive Vice President	2013	285,000	0	25,500	0	0	0	7,586	318,086
& Chief Operating Officer	2012(5)	98,654	30,000	0	0	0	0	414	129,068

Philip E. Fague	2014	209,391	74,086	188,280	0	0	33,603	28,882	534,424
Executive Vice President	2013	209,391	0	0	0	0	31,651	12,268	253,310
Trust and Mortgage Officer	2012	209,391	0	0	0	0	29,812	12,613	251,816

Benjamin W. Wallace	2014	215,000	75,401	188,280	0	0	0	2,605	481,286
Executive Vice President	2013(6)	173,654	15,000	0	0	0	0	0	188,654
Technology & Operations
______________________________________________________________________________________________________________________________________________________________________

(1)	The cash bonus for Mr. Quinn, at his insistence, will not be paid until the Company has been removed from all regulatory orders and the Company has restored a cash dividend to common shareholders.

(2)
Stock and option awards are valued based on the aggregate grant date fair value of awards granted during the year computed for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by ASC Topic 718. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised or stock awards vest. Please see the 2014 Outstanding Equity Awards at Fiscal Year-End Table below for more information regarding options outstanding at December 31, 2014. There were no option or other stock awards made in 2014, 2013 and 2012, other than the 2,500 shares of restricted stock granted to each of Messrs. Boyle and Seibert in 2013

(3)	Represents the aggregate increase in the present value of the officer’s accumulated benefit under the salary continuation agreement plan.

(4)	See 2014 All Other Compensation Table below.

(5)	Represents part-year compensation because the named executive officer joined the Company during fiscal 2012.

(6)	Represents part-year compensation because the named executive officer joined the Company during fiscal 2013.

As indicated in the 2014 Summary Compensation Table, salary is the single most significant component of executive compensation, comprising approximately one-half or more of total compensation paid to an executive officer.
The compensation represented by the amounts for 2014 set forth in the “All Other Compensation” column in the 2014 Summary Compensation Table is detailed in the following table.

2014 ALL OTHER COMPENSATION TABLE

		Perquisites			Company
		and Other		Split Dollar	Contributions to
		Personal	Insurance	Life Insurance	Retirement and
Name	Year	Benefits ($)(1)	Premiums ($)(2)	Benefit (3)	401(k) Plans ($)	Total

Thomas R. Quinn, Jr.	2014	$4,637	$778	$21,134	$2,074	$28,623
	2013	4,582	745	14,476	2,070	21,873
	2012	4,153	712	3,635	7,360	25,860

David P. Boyle	2014	27,582	1,074	0	8,550	37,206
	2013	3,039	559	0	2,631	6,229
	2012	14,571	193	0	0	14,764

Jeffrey M. Seibert	2014	8,379	2,322	0	8,386	19,087
	2013	3,683	1,272	0	2,631	7,586
	2012		414	0	0	414

Philip E. Fague	2014	240	933	21,408	6,301	28,882
	2013	628	565	4,775	6,300	12,268
	2012	1,265	532	4,498	6,318	12,613

Benjamin W. Wallace	2014	0	0	0	2,605	2,605
	2013	0	0	0	0	0

______________________________________________________________________________________________________________________________________________________________________________________________________________

(1)	Except for Mr. Boyle in fiscal 2014 and 2012, the total value of perquisites and other personal benefits for each Named
Executive Officer was less than $10,000 in each fiscal year noted above. For Mr. Boyle, perquisites and other personal benefits consisted of country club fees in 2014 and consisted of relocation expenses in 2012.

(2)	The reported insurance premiums are paid by the Bank in connection with the employee group term replacement plans as described above in the Compensation Discussion and Analysis.

(3)	Represents the aggregate increase in the present value of the officer’s split dollar benefit under the group term replacement plan described in the Compensation Discussion and Analysis.
2014 GRANT OF PLAN-BASED AWARDS TABLE

Name	Grant Date	All Other Restricted Stock Awards: Number of Underlying Shares (1)	Base Price of Share Award (2)	Grant Date Fair Value of Share Award (3)

David P. Boyle	08/15/14	15,000	$15.69	$235,350
Jeffrey M. Seibert	08/15/14	15,000	15.69	235,350
Philip E. Fague	08/15/14	12,000	15.69	188,280
Benjamin W. Wallace	08/15/14	12,000	15.69	188,280
______________________________________________________________________________________________________________________________________________________________________________________________________________
(1) The awarded restricted stock vests on August 1, 2019.
(2) The base price of the share award was the closing price of the Company’s stock on the award date.
(3) The fair value of the award is the base price times the number of shares granted.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas R. Quinn, Jr	6,000	$21.14	07/21/2020

David P. Boyle				17,500	$297,500
Jeffrey M. Seibert				17,500	297,500
Philip E. Fague	4,800	21.14	7/21/2020
	1,425	36.95	7/30/2019
	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015	12,000	204,000
Benjamin W. Wallace				12,000	204,000
____________________________________________________________________________________________________________________________________________________________________________________________________
(1) There were no un-exercisable options at December 31, 2014.
(2) Calculated using December 31, 2014 closing stock price of $17.00

2014 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas R. Quinn, Jr.	0	0	0	0
David P. Boyle	0	0	0	0
Jeffrey M. Seibert	0	0	0	0
Philip E. Fague	0	0	0	0
Benjamin W. Wallace	0	0	0	0

2014 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas R. Quinn, Jr.	Salary Continuation Agreement	6	$1,025,091	-
David P. Boyle	-	-	-	-
Jeffrey M. Seibert	-	-	-	-
Philip E. Fague	Salary Continuation Agreement	26	271,681	-
Benjamin W. Wallace	-	-	-	-
In the previous table:

•	The number of years of credited service equals the number of years of employment service.

•
When we use the phrase “present value of accumulated benefit,” we are referring to the actuarial present value of the Named Executive Officer’s accumulated benefits under our pension plans, calculated as of the Plan Measurement Date.

•	The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2014.

•	No amounts were actually paid or provided to the Named Executive Officers during 2014.
A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control.”
Potential Payments Upon Termination or Change in Control
Salary Continuation Agreements. The Bank has entered into a Salary Continuation Agreements with Thomas R. Quinn, Jr. and Philip E. Fague. The Salary Continuation Agreements provide the executive officers with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control. In the event of early termination by the Company other than for cause, or by the Executive, unrelated to a change in control transaction and prior to reaching normal retirement age, the executive would receive the accumulated benefit described in the 2014 Pension Benefit Table.
Benefits are payable in monthly installments over a 15 year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control or within 60 days after separation from service in the case of disability. Under the Salary Continuation Agreements, the amount of the normal retirement benefit when combined with Social Security and amounts available under the Bank’s 401(k) and profit sharing plans is intended to provide the executive officer with retirement income equal in amount to 70 percent of final annual salary. The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65; and with Mr. Fague, $73,000 at age 65.
In the event of an early separation from service or a separation from service due to disability prior to normal retirement age, the amount of benefit under the plan will be actuarially reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit. In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15 year period. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he or she survived.
Benefits under the Salary Continuation Agreement will be forfeited by an executive officer who is terminated for cause, or if the executive officer commits suicide within 2 years after the effective date of the Salary Continuation Agreement, or if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance, or if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or the executive officer becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.

Executive Employment Agreements.    As detailed in the “Compensation Discussion and Analysis” section, the Company previously entered into an executive employment agreement with Mr. Quinn providing for a term continuing until August 25, 2015.
The following table summarizes potential benefits for Mr. Quinn, under his employment contract, in the event of termination of his employment unrelated to a change in control transaction if it had occurred on December 31, 2014.

Name	Cash Payment Upon Involuntary Termination (without cause) ($)(1)	Cash Payment Upon Voluntary Termination for “Good Reason” ($)(1)	General Health and Welfare Benefits ($)(2)	Total ($)

Thomas R. Quinn, Jr.	$269,340	$269,340	$8,078	$277,418
______________________________________________________________________________________________________________________________________________________________________

(1)	Assumes payment of continued salary under existing employment contracts for remaining term of contract in effect as of December 31, 2014.

(2)	Estimated benefits contribution expense during period of continued salary payment noted at footnote 1 above.

Change in Control Benefits.  The Company and the Bank entered into Change in Control Agreements with Mr. Quinn in March 2009 and Mr. Fague in May 2008. Messrs. Boyle, Seibert and Wallace do not currently have change in control agreements. The Change in Control Agreements provide that the Company and the Bank are to pay to the executive the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that the executive’s employment is terminated by the Company or Bank or any successor without cause or by the executive for good reason within two (2) years after the occurrence of a change in control.
The Change in Control Agreement defines “change in control” as: (a) a merger, consolidation or division of the Company or the Bank, the sale of substantially all of the assets of the Company or the Bank, or the purchase by the Company or Bank of substantially all of the assets of another entity unless (i) the transaction is approved in advance by 80% of the disinterested directors of the Company, and (ii) a majority of the Board of Directors of the resulting entity after the transaction are former members of the Board of Directors of the Company; (b) the event that any person becomes the beneficial owner of 20% or more of the Company’s common stock; (c) during any consecutive two (2) year period more than 50% of the Board of Directors of the Company at the beginning of the period cease to be directors unless the election of each new director was approved in advance by two thirds of the directors at the beginning of the period; or (d) any other change in control of the Company or the Bank similar in effect as determined by the Board of Directors.
The Company and the Bank will have “good cause” to terminate an executive’s employment if the executive (a) commits gross malfeasance in office constituting dishonesty or commits a crime involving fraud, misappropriation, embezzlement or dishonesty; or (b) willfully breaches a fiduciary duty owed to the Company or the Bank.
The executive will have “good reason” to terminate his employment if the Company or the Bank (a) reduces the executive’s responsibility or authority; (b) assigns to the executive duties inconsistent with his office; (c) materially changes the location of the executive’s primary office; (d) reduces the executive’s annual base salary; or (e) any other action or inaction which constitutes a material breach of the executive’s employment agreement; in all cases after notice to the Company or Bank and the failure of the Company or the Bank to cure the situation after such notice.
The Change in Control Agreement provides that upon a termination pursuant to a change in control, the Company and Bank are obligated to pay to the executives cash compensation in an amount equal to a specified multiple of (1) annual base salary, plus (2) cash bonus and other annual incentive cash compensation for the calendar year immediately before the calendar year in which the termination of employment. For Mr. Quinn the multiple is 2.99 times and for Mr. Fague 2 times. Payment of this cash compensation is to be made in a single lump sum within twenty (20) days after the termination of employment.
The Change in Control Agreement further provides that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For Mr. Quinn the term is two years and for Mr. Fague the term is two years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment.
The Change in Control Agreement also provides that in the event the total payments and benefits to be made and provided thereunder, together with any other payments and benefits which the executive has the right to receive from the Company and the Bank upon a termination pursuant to a change in control, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, then the executive will be entitled to an additional “excise tax adjustment payment” in an amount such that, after the payment of all federal and state income and excise taxes, the executive will be in the same after-tax position as if no excise tax had been imposed.
The following table summarizes potential change in control benefits for each of the Named Executive Officers. For the purposes of this table we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for good reason), and that both events occurred on December 31, 2014.

Name	Cash Benefit Under Change in Control Arrangement ($)	Cash Benefit Under Salary Continuation Agreement($) (1)	General Health and Welfare Benefits (2)	Total Benefits ($) (3)

Thomas R. Quinn, Jr.	$1,237,938	$2,270,719	$36,352	$3,545,081
Philip E. Fague	418,782	406,234	4,391	829,407
_______________________________________________________________________________________________________________________________________________________________________________________________________________

(1)
Present value as of December 31, 2014 of accumulated benefit under Salary Continuation Agreement at normal retirement age. Benefit payable over a 15-year period upon executive officer reaching normal retirement age specified in the executive officer’s respective agreement.

(2)	Value of benefits based upon assumptions used for financial reporting purposes under generally accepted accounting principles.

(3)	Does not include amount of additional “excise tax adjustment payment,” if applicable.

______________________________________________________________________________________________________________________________________________________________________
PROPOSAL 2 - ADVISORY VOTE ON COMPENSATION PAID TO
NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)
______________________________________________________________________________________________________________________________________________________________________

A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to hold a shareholder vote to approve, on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules and regulations. This vote is commonly referred to as the “Say-On-Pay” vote. As required by the Dodd-Frank Act, the vote sought by this proposal is advisory and is non-binding on the Board of Directors. The Company’s shareholders voted at the 2011 Annual Meeting of Shareholders to hold this vote on executive compensation annually. The vote is non-binding, however, the Compensation Committee of the Board of Directors values the opinions expressed by our shareholders and will carefully consider the outcome of the vote in connection with future compensation decisions for our named executive officers.

     The Compensation Committee of the Board of Directors believes that our executive compensation program achieves our intended objective to provide fair, reasonable and appropriate levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. Accordingly, we ask our shareholders to vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.
The Board of Directors believes the following key aspects of our executive compensation program support our recommendation to vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers:

•
Fair, Reasonable and Appropriate Levels of Compensation.    A study conducted by the Compensation Committee’s independent consultant found that overall cash compensation levels for our Named Executive Officers were in line with the competitive market median and long-term incentive awards were within a competitive range of the market, albeit on the lower end, with our compensation to executive officers having been frozen for the last few years. Furthermore, the Company provides limited benefits and perquisites to our executives.

•
Pay and Performance Alignment.    The Compensation Committee believes that increases in salaries, incentive bonus payouts and stock option awards when made, are in a responsible manner, consistent with our performance in relation to our operating plan and the performance of our peers.

•
Risk Mitigation.    We strive to have a risk appropriate compensation program. We believe that our mix of pay, which is balanced, and our incentive arrangements, which are not highly leveraged, promote a risk appropriate environment for compensating our executives.

•
Long-term Incentive Strategy.    For 2015 and future years, we anticipate our strategy of granting equity awards to a balanced mix of restricted stock and or stock options, both of which will have multi-year vesting criteria. These changes reflect the Compensation Committee’s desire to increase the emphasis of our executive compensation program on achieving long-term performance, as well as to bolster the retentive effects of our stock-based compensation awards.
Additional details on our executive compensation programs and practices are set forth in the Compensation Discussion & Analysis section of this proxy statement, including the Summary Compensation Table and supporting tabular and narrative disclosures.
The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for the approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as described in this proxy statement. Abstentions and broker non-votes, if any, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends that you vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as disclosed in this proxy statement.

______________________________________________________________________________________________________________________________________________________________________
PROPOSAL 3 – RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015
______________________________________________________________________________________________________________________________________________________________________
Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. You can learn more about the Audit Committee’s responsibilities with respect to the independent registered public accounting firm in the Audit Committee’s charter, which is posted on our website at www.orrstown.com.
The Company’s financial statements for the fiscal years ended December 31, 2013 and 2012 were audited by Smith Elliott Kearns & Company, LLC (“Smith Elliott”). On June 16, 2014, the Board of Directors dismissed Smith Elliott as the Company’s independent registered public accounting firm. Smith Elliott’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles
In connection with audits of the fiscal years ended December 31, 2013 and 2012, review of financial statements for the quarters ended March 31, 2014 and March 31, 2013, there were no disagreements or reportable events between the Company and Smith Elliott on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Smith Elliott, would have caused them to make a reference to the subject matter of the disagreements or reportable event in connection with their reports.
Effective June 16, 2014, the Company selected Crowe Horwath LLP as its new independent registered public accounting firm. During the two most recent fiscal years and the subsequent interim period prior to the date of Crowe Horwath LLP’s engagement, the Company did not consult with Crowe Horwath LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
On March 5, 2015, the Audit Committee presented its conclusions regarding the independent public accounting firm to our Board of Directors. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Crowe Horwath LLP, as the Company’s independent public accounting firm for the fiscal year ending December 31, 2015.
The Audit Committee and the Board have adopted a policy that if a majority of the votes cast at the annual meeting is against ratification, the Audit Committee will reconsider its selection of Crowe Horwath LLP. The Audit Committee, however, will be under no obligation to select a new independent public accounting firm. If the Audit Committee does select a new independent registered public accounting firm for 2015, the Company will not seek shareholder ratification of the Audit Committee’s new selection.
The affirmative vote of a majority of the votes cast at the annual meeting is necessary to ratify the Audit Committee’s selection Crowe Horwath LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.
The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of Crowe Horwath LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Relationship with Independent Registered Public Accounting Firm
Representatives of Crowe Horwath LLP, the Company’s independent registered public accounting firm for 2014, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Audit Fees and Non-Audit Fees.    Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Crowe Horwath LLP for the fiscal year ended December 31, 2014 and by Smith Elliott Kearns & Company, LLC for the fiscal year ended December 31, 2013 are set forth below:

	2014	2013

Audit Fees	$205,000	$103,554
Audit-Related Fees	0	27,379
Tax Fees	19,000	19,315
All Other Fees	0	0
TOTAL	$224,000	$150,248
Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls and in the review of the Company’s Annual Report on Form 10-K.
Audit-Related Fees were for professional services rendered for 2013 in connection with certain regulatory reporting requirements, attendance at audit committee meetings, whistle blower follow-up and other audit related matters.
Tax Fees for 2014 and 2013 were in connection with preparation of the Company’s tax returns for 2012, 2013, and 2014, responding to certain taxing authority inquiries and tax consulting.
There were no other fees billed by the Company’s independent registered public accounting firm for 2014 and 2013.
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to each specific engagement. The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the deminimus exception set forth in applicable SEC rules and regulations. In 2014, all audit and non-audit services provided by Crowe Horwath LLP were pre-approved by the Audit Committee. In 2013, all audit and non-audit services provided by Smith Elliott Kearns & Company, LLC were pre-approved by the Audit Committee.

______________________________________________________________________________________________________________________________________________________________________
ANNUAL REPORT ON FORM 10-K
______________________________________________________________________________________________________________________________________________________________________
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, is being mailed with this Proxy Statement to all shareholders of the Company. In addition, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission, may be obtained without charge by written request to David P. Boyle, Executive Vice President and Chief Financial Officer, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, PA 17257. The Annual Report on Form 10-K also is available at www.orrstown.com.

Orrstown Financial Services, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on April 28, 2015.

Vote by Internet

- Go to **www.investorvote.com/ORRF**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

Nominee	For	Withhold
01 - Anthony F. Ceddia	☐	☐
02 - Andrea Pugh	☐	☐
03 - Floyd E. Stoner	☐	☐

4. The transaction of such other business as may properly come before the annual meeting.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

020KRC

Annual Meeting Materials are available at:
http://www.edocumentview.com/ORRF

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — Orrstown Financial Services, Inc.

ANNUAL MEETING OF SHAREHOLDERS
April 28, 2015
9:00 a.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Barbara E. Brobst and Mark G. Bayer, or either of them, each with full power of substitution as attorneys and proxies of the undersigned, to vote all Orrstown Financial Services, Inc. (the "Company") Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 28, 2015, at 9:00 A.M., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

Where a vote is not specified, the proxies will vote shares represented by this Proxy: FOR the election of all three nominees for director to Class C; FOR approval of the advisory vote on compensation paid to our named executive officers; FOR the ratification of the Audit Committee's selection of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015; and in accordance with the directions of the Board of Directors on such other matters that may properly come before the Annual Meeting.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.